EXHIBIT 10.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of the 1st day of July, 2009, by and among NEOSTEM, INC., a Delaware corporation (“NeoStem”), CBH ACQUISITION LLC, a Delaware limited liability company and a wholly owned subsidiary of NeoStem (“Subco”), CHINA BIOPHARMACEUTICALS HOLDINGS, INC., a Delaware corporation (“CBH”) and CHINA BIOPHARMACEUTICALS CORP., a British Virgin Islands corporation (“CBC”).  NeoStem, Subco and CBH are sometimes collectively referred to as the “Parties,” each individually a “Party.”

The Parties entered into an Agreement and Plan of Merger (the “Original Agreement”) on November 2, 2008, and hereby wish to amend certain provisions in that Original Agreement.  Terms not defined herein shall have the meanings set forth in the Original Agreement.

1.    Exchange Securities.  (a) The definition of “Exchanged Common Shares” in Preliminary Statement E(1) of the Original Agreement is amended to reduce it from 7,500,000 shares to 7,150,000 shares of NeoStem Common Stock.

(b)           The definition of “Exchange Ratio” set forth in Section 2.2.4 is amended to be equal to the quotient of 7,150,000 shares divided by the sum of (x) the number of shares of CBH stock outstanding as of the Effective Time and (y) the number of shares of CBH common stock issuable upon exercise of in-the-money warrants of CBH immediately prior to the Effective Time, subject to adjustment as set forth in the Original Agreement.  CBH represents and warrants that the denominator of the Exchange Ratio as of the date hereof is 37,132,313 shares (after conversion of all CBH Series A Preferred shares to CBH Common Stock, which CBH represents was effective in June 2009), such that as of the date hereof, the Exchange Ratio would be 0.19255.

(c)           Sections 2.12 and 2.3.1 are amended to change the references from 7,500,000 shares to 7,150,000 shares.  Further, notwithstanding any omission in this Amendment, all similar references to the purchase price of 7,500,000 shares shall hereafter refer to 7,150,000 shares.  NeoStem shall not be required to issue 150,000 shares of NeoStem Common Stock in escrow.

2.    RimAsia Securities.  (a) Preliminary Statement E(2) of the Original Agreement is deleted and replaced with the following:

(b)           6,458,009 shares of NeoStem Common Stock (“RimAsia Exchanged Common Shares”), and (b) 8,177,512 shares of NeoStem Series C Convertible Preferred Stock (as defined herein), each with a liquidation preference of $1.125 and convertible to shares of Neo Stem Common Stock at $.90 (“RimAsia Exchanged Preferred Shares”) (collectively, the RimAsia Exchanged Common Shares and the RimAsia Exchanged Preferred Shares are referred to as the “RimAsia Exchanged Securities”), to be issued to RimAsia Capital Partners, L.P. (“RimAsia”);

All references in the Original Agreement to the Class B Warrants or the Class B Warrant Agreement are deleted, and Exhibit A (the Class B Warrant Agreement) is deleted from the Original Agreement.

In addition, the parties acknowledge that since November 2008 RimAsia has provided certain advances in connection with the parties’ business initiatives, and will continue to incur costs relating to the transaction, including costs for legal and accounting services and the increased stock consideration set forth above relates in part to the forgiveness of such advances as further specified in a separate agreement among the parties.

3.           CBH Common Stock Purchase Warrants.  (a)  Preliminary Statement E(3) of the Original Agreement is deleted and replaced with the following:

(b) Subject to acceptance by the holders of CBH Common Stock Purchase Warrants to purchase an aggregate of up to 8,370,298 shares of CBH Common Stock (collectively, the “CBH Common Stock Purchase Warrants”), Class C warrants (the “Class C Warrants”) to purchase up to 2,012,097 shares of NeoStem Common Stock at an exercise price equal to $2.50 per share under the Class C Warrant Agreement, the form of which is attached hereto as Exhibit B, to be issued to such holders of CBH Common Stock Purchase Warrants.

4.           EET Shares.  A new Preliminary Statement E(4) is added to the Original Agreement as follows:

125,000 shares of NeoStem Common Stock to be issued to EET or its designee (“EET Exchanged Common Shares”) for assistance in effecting the Merger.

5.           Escrow Shares.  Section 2.5 of the Original Agreement is modified.  NeoStem shall have no obligation to issue the 200,000 shares of NeoStem Common Stock into escrow as set forth therein, since the payment is now highly unlikely, as the parties acknowledge that the Share Exchange Agreement of NeoStem with respect to the Shandong Institute, dated as of November 2, 2008, has been or is being terminated, and CBH and CBC consent to such termination.  The Escrow Agreement attached as Exhibit D to the Original Agreement is also deleted.  Notwithstanding the lack of an escrow, NeoStem will still owe CBC a payment of 200,000 shares of its Common Stock if it does purchase the Shandong Institute within six (6) months of consummation of the Merger but shall have no other obligations to CBC whatsoever in connection with acquisition activity.

6.           Globus/Mao.  Section 2.7 of the Original Agreement is amended to read in its entirety as follows:

At the Effective Time, NeoStem shall issue (a) to Steven E. Globus, a director of CBH (“Globus”), in exchange for a complete release and full satisfaction of the Globus Obligation (as defined in Section 6.2.21), 9,532 shares of NeoStem Common Stock, and (b) to Chris Peng Mao, the Chief Executive Officer of CBH (“Mao”) in exchange for a complete release and full satisfaction of the Mao Obligation (as defined in Section 6.2.21), 7,626 shares of NeoStem Common Stock.

7.           Section 5.5.7(vii) is hereby amended to clarify that such issuances may be options or shares of Common Stock, with applicable withholding paid by the Company, and that such issuances may be made, in the discretion of the Compensation Committee, to NeoStem officers, consultants and advisors upon the Closing of the Merger, and such officers, significant employees and/or directors of Erye (“Erye Personnel”) following receipt of all PRC approvals after the Closing of the Merger, as the Compensation Committee shall determine in connection with the closing of the transactions contemplated by this Agreement.

8.           Real Estate.  As an additional covenant of CBH and an additional condition to NeoStem’s obligation to close, at least 15 days prior to Closing, in order to satisfy its obligations under a Memorandum of Understanding with EET, CBH shall have caused Erye and EET to enter into binding agreements whereby (a) Erye is bound to transfer the land and building for its principal manufacturing facility to EET or its affiliate for a sum to be agreed upon by the parties, with such transfer reported and accounted for in the financial records of Erye and CBH prior to Closing, and (b) EET or its affiliate is bound to lease such principal manufacturing facility back to Erye at a nominal fee for a term through the construction and validation period of Erye’s new manufacturing facility and until such date as Erye’s new facility is completed and fully operational, such that Erye is assured that there is no interruption of its operations by reason of such transfers and agreements.  All documents and accounting for such transactions shall be reasonably acceptable to NeoStem, including release by Erye of all obligations due to it from NeoStem or CBH under the Memorandum of Understanding or otherwise.

9.           CBC Spin-Off.  Preliminary Statement C and Section 6.2.12 are amended.  CBC shall not be spun-off to the shareholders of CBH in a liquidating distribution.  Instead, as an additional covenant of CBH and an additional condition to NeoStem’s obligation to close, (a) no later than 15 days prior to the effective date of the Form S-4, CBH shall have entered into a binding agreement to transfer the stock of CBC to a third party in a private transaction and (b) no later than 15 days prior to the Closing, CBH shall have consummated the transfer of all of the CBC stock to such third party, all in a manner such that, following the transfer, as contemplated by the Original Agreement, the only material assets and liabilities of CBH at the time of  the merger shall be the Eyre Ownership, land rights and at least $550,000 cash, and CBH shall have no liabilities except transaction related expenses of $450,000 or less.  All documents and accounting for such CBC sale transaction shall be reasonably acceptable to NeoStem and shall include a full release in favor of NeoStem and its affiliates from any and all claims or liabilities due or asserted to be due to CBC, Keyuan or any of their affiliates.  CBH shall take appropriate action to liquidate or extinguish any intercompany debt owed to CBH or Erye by CBC or Keyaun or any of their affiliates.  CBH and CBC represent and warrant that CBC has de minimis value, if any, and that it has the corporate power and authority to effect the CBC sale transaction on the terms set forth herein without any further corporate action other than approval of its Board of Directors, so that no shareholder approval is required.  No CBC shares will be registered as part of the Prospectus/Joint Proxy Statement.  Where appropriate following this Amendment, references to the Spin-Off in the Original Agreement shall refer to the private sale of CBC.

10.           Board of Directors.  Section 5.8(i) of the Original Agreement is deleted.  Eric Wei will be added to the current Board of Directors of NeoStem immediately after the Effective Time.  Shi Mingsheng will be added to the current Board of Directors of NeoStem immediately after receipt of all PRC approvals following the Effective Time.

11.           Capitalization; Equity Incentive Compensation Plan.   Section 4.19.1(ii) and Section 5.5.7(iv)(b) of the Original Agreement (relating to the amendment of NeoStem option vesting schedules) are hereby deleted in their entirety, and Section 4.19.1(ii) is replaced with the following: “NeoStem may make the issuances of securities described in Section 5.5.7(vii) hereof, including the issuance of shares.”   Further, it was agreed under Sections 4.19.1 and 5.5 of the Original Agreement, that the exercise price of certain outstanding options and warrants of NeoStem will be reduced as provided for in Schedule 4.19.  It is agreed that Schedule 4.19 in the Original Agreement is deleted in its entirety and replaced as follows.

(a)
All warrants outstanding immediately prior to the closing of the Merger (other than warrants issued to the public or the underwriters in the Company’s August 2007 public offering) shall be amended to provide that the Current Exercise Price shall be amended effective on the Closing of the Merger to provide the Adjusted Exercise as set forth below:

NeoStem Warrant Repricing Table

Current Exercise Price	Adjusted Exercise Price
$ 4.00	$ 3.8182
$ 4.50	$ 4.1932
$ 4.61	$ 4.2726
$ 4.70	$ 4.3368
$ 4.90	$ 4.4768
$ 4.95	$ 4.5113
$ 5.00	$ 4.5455
$ 5.10	$ 4.6132
$ 5.30	$ 4.7459
$ 5.50	$ 4.8750
$ 5.80	$ 5.0618
$ 6.00	$ 5.1818
$ 6.10	$ 5.2405
$ 6.50	$ 5.4659
$ 6.70	$ 5.5732
$ 7.00	$ 5.7273
$ 8.00	$ 6.1818

(b)  The Compensation Committee in its discretion may determine for any or all options outstanding immediately before the closing of the Merger, to lower the exercise price to as low as the $.80 originally provided in the Original Agreement; however, if the Compensation Committee determines to lower the exercise price of such outstanding options to a price that is greater than $.80, it may also, in its sole discretion, grant to the respective holder of such outstanding options, additional stock, options or other consideration (including cash) such that the value overall of consideration granted to the optionee is generally equivalent, in the judgment of NeoStem’s Compensation Committee, to the value that  would have been provided if the exercise prices of the options had been reduced to $.80 and in each case the vesting schedule of the options shall be maintained.  The exercise price shall in no case be reduced below fair market value on the closing of the Merger.

12.           Outside Date.  Section 7.1.13 of the Original Agreement is hereby amended to mean “October 31, 2009.

13.           Employment Agreements.  Section 6.1.5 of the Original Agreement, with respect to the need for new employment contracts for Robin Smith and Zhang Jian, is deleted.  Robin Smith will continue to serve as CEO pursuant to the terms of her existing employment agreement as it may be amended from time to time.  Section 6.2.18 of the Original Agreement is hereby amended to delete the consulting agreement for Chris Mao and to add the underlined language:

Mao shall have executed and delivered to NeoStem a NeoStem Confidentiality Agreement and shall release NeoStem and CBH from any obligation with respect to any employment agreement or arrangements which he had with CBH or any of its Subsidiaries.  Any other parties with employment agreements with CBH will execute amendments whereby CBC will assume all liabilities of CBH under such agreements.  The employees will release NeoStem and CBH from all liabilities due to them as employees, whether under such agreements or otherwise, and CBH and CBC will certify to NeoStem that no other employment or consulting agreements with CBH exist.

14.           PRC Approvals.  Section 6.1.6 of the Original Agreement contemplates that as a condition of Closing, certain approvals from PRC regulatory authorities shall have been obtained prior to Closing, including approvals with respect to the Merger, and the terms of the Amended and Restated Erye Joint Venture Agreement, the Erye Articles of Incorporation and related organizational documents.  Section 6.2.23 of the Original Agreement also contemplates certain assurances from PRC Governmental Authorities.  The parties now understand that under PRC law, they may not be able to obtain certain approvals until after Closing.  CBH shall use reasonable commercial efforts to obtain such approvals prior to the Closing, however, the Parties agree that if NeoStem, in its sole and unfettered discretion, determines to waive such condition in whole or in part, and agree to consummate the Merger prior to approval from any PRC Governmental Authority including but not limited to approval of the matters listed above, the condition shall remain as a condition subsequent to the Merger and all related transactions, and the parties shall at Closing either permit NeoStem to defer delivery of any NeoStem securities to holders of CBH securities through a provison in the certificate of merger or otherwise, or enter into an escrow agreement on terms satisfactory to NeoStem, such that in either event consummation of the Merger or issuance of all consideration to be paid or issued by NeoStem in connection with, related to, or contingent upon the consummation of the Merger (except as contemplated by Sections 5.5.7(iv) and (vii)) may be deferred or  held back by NeoStem, or held in escrow, in each case subject to an absolute right of NeoStem to receive back all such consideration and rescind the Merger and all related transactions if any such PRC regulatory approvals are not obtained within a reasonable period of time after Closing (such time period to be fixed in the escrow agreement; but not in excess of 45 days).  Mr. Shi and Madame Jian shall be paid an aggregate of 203,338 shares of NeoStem Common Stock if all PRC approvals are timely received.

15.           Potential Reverse Stock Split.  It is acknowledged that share numbers and prices shall be appropriately adjusted to reflect any reverse stock split the Company may undertake at the time of the Merger.

16.           Representations and Warranties.  The parties hereto reaffirm their respective representations and warranties contained in the Original Agreement through the date hereof.  CBH and CBC also represent and warrant to NeoStem that the financial statements of CBC delivered to NeoStem for the year ended December 31, 2008 and for the three month period ended March 31, 2009 comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles consistently applied and SEC accounting standards, and present fairly in all material respects, the consolidated financial position and results of operations of CBC and its consolidated subsidiaries as of their respective dates, and for the periods presented therein (subject, in the case of the unaudited interim financial statements, to notes and normal year-end adjustments that were not material in amount or effect).  Each party represents and warrants to the other, that with respect to the information about it contained in the draft joint Form S-4 which they are participating in preparing, the information is accurate in all material respects and does not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  CBC acknowledges that neither it nor any of its affiliates or associates has or will have any claims against NeoStem or CBH and hereby releases NeoStem and CBH in full.

17.           Opinions.  As an additional closing condition, NeoStem shall provide CBH with an opinion of its counsel with respect to NeoStem's corporate authorization of the Merger, and CBH shall provide NeoStem with an opinion of its counsel with respect to CBH's corporate authorization of the Merger.

18.           Acceptance.  Except as amended pursuant to the terms of this Amendment, the Original Agreement shall continue in full force and effect.  The Amendment shall be considered as part of the Original Agreement.  The Amendment shall be governed in accordance with the laws of the State of Delaware, without regard to any internal conflicts of law principles.

19.           Language Translation.  Each party acknowledges that this Amendment has been prepared in English.  In the event of a conflict between different translations of these terms, the English translation will govern.

20.           Counterparts.  This Amendment may be executed in counterparts, which together shall constitute one and the same agreement.  The parties may execute more than one copy of the Amendment, each of which shall constitute an original.  Execution and delivery of this Amendment by pdf or facsimile transmission shall constitute execution and delivery of this Amendment for all purposes, with the same force and effect as execution and delivery of an original manually signed copy.

[Balance of Page is Intentionally Blank]

IN WITNESS WHEREOF, NeoStem, Subco, CBH and CBC have signed this Amendment as of the date first written above.

NEOSTEM, INC.

By: /s/ Robin Smith
Name:  Robin Smith
Title:  CEO

CBH ACQUISITION LLC

By:  /s/ Robin Smith
Name: Robin Smith
Title: CEO

CHINA BIOPHARMACEUTICALS
HOLDINGS, INC.

By:  /s/Chris Peng Mao
Name: Chris Peng Mao
Title: CEO

CHINA BIOPHARMACEUTICALS
CORP.

By: /s/ Stephen Globus
Name: Stephen Globus
Title: Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]